Filed pursuant to Rule 424(b)(5)
Registration No. 333-35143

The information contained in this prospectus supplement is not complete and may be changed. This prospectus supplement and the attached prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated October 28, 2003

Prospectus Supplement dated October             , 2003

(to Prospectus dated October             , 2003)

Altria Group, Inc.

$                 % Notes due 20

$                 % Notes due 20

Interest on the notes is payable semiannually on                   and                   of each year, beginning                  , 2004. The notes will be denominated in U.S. dollars and issued only in denominations of $1,000 and integral multiples of $1,000.

The             % notes will mature on                  , 20     and the     % notes will mature on                  , 20    . We may not redeem any of the notes prior to maturity.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price	Underwriting Discount		Proceeds to Altria (before expenses)
Per Note	Total	Per Note	Total	Per Note	Total
% Notes due 20%	$	%	$	%	$
% Notes due 20%	$	%	$	%	$

Combined Total	$		$		$

The public offering prices set forth above do not include accrued interest. Interest will accrue from                 , 2003.

The underwriters expect to deliver the notes to purchasers in book-entry form only through The Depository Trust Company, on or about                          , 2003.

Joint Book-Runners

Citigroup	JPMorgan	Lehman Brothers

Senior Co-Managers

Co-Managers

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus. No one has been authorized to provide you with different information. If this prospectus supplement is inconsistent with the attached prospectus, you should rely on this prospectus supplement. If anyone provides you with different or inconsistent information you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. Neither the delivery of this prospectus supplement or the attached prospectus, nor any sale made hereunder and thereunder, shall under any circumstances create any implication that there has been no change in the affairs of Altria Group, Inc. since the date of this prospectus supplement or the attached prospectus, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement contains the terms of this offering of notes. This prospectus supplement, or the information incorporated by reference, may add, update or change information in the attached prospectus. If information in this prospectus supplement, or the information incorporated by reference, is inconsistent with the attached prospectus, this prospectus supplement, or the information incorporated by reference, will apply and will supersede that information in the attached prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the attached prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Incorporation of Certain Documents by Reference” in the attached prospectus, including our annual report on Form 10-K for the year ended December 31, 2002, our quarterly reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, and our Current Reports on Form 8-K dated January 29, 2003, April 15, 2003 and October 16, 2003, which have been filed with the SEC.

Trademarks and servicemarks in this prospectus supplement and the attached prospectus appear in bold italic type and are the property of or licensed by our subsidiaries.

Altria Group, Inc. is a holding company incorporated in Virginia in 1985. Prior to January 27, 2003, the name of Altria Group, Inc. was Philip Morris Companies Inc. Its principal subsidiaries are Philip Morris USA Inc., Philip Morris International Inc., Philip Morris Capital Corporation and Kraft Foods Inc. In this prospectus supplement, we use the terms “Altria,” “we,” “our” and “us” when we do not need to distinguish among these entities or when any distinction is clear from the context. Otherwise, we use the terms “Philip Morris USA,” “Philip Morris International,” “PMCC” and “Kraft.” The term “Nabisco” refers to Nabisco Holdings Corp. and its subsidiaries, which we acquired through Kraft in December 2000. On July 29, 2001, Nabisco Holdings Corp. and its wholly-owned subsidiary, Nabisco, Inc., were merged with and into a subsidiary of Kraft.

SUMMARY OF THE OFFERING

Issuer	Altria Group, Inc.

Principal Executive Offices	120 Park Avenue, New York, New York 10017; telephone number (917) 663-4000.

Securities Offered	$ total principal amount of % notes due 20 , maturing , 20 .

$ total principal amount of % notes due 20 , maturing , 20 .

Interest Rates	The notes due 20 will bear interest from , 2003 at the rate of % per annum.

The notes due 20 will bear interest from , 2003 at the rate of % per annum.

Interest Payment Dates	and of each year, beginning on , 2004.

Ranking	The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness.

Covenants	We will issue the notes under an indenture containing covenants that restrict our ability, with significant exceptions, to:

—     incur debt secured by liens; and

—     engage in sale/leaseback transactions.

Redemption	The notes are not redeemable prior to maturity.

Use of Proceeds	We intend to use the net proceeds (before expenses) of approximately $ to refinance a portion of existing bank borrowings under our revolving credit facility.

Clearance and Settlement	The notes will be cleared through The Depository Trust Company.

Governing Law	State of New York.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information included in this prospectus supplement, the attached prospectus and the documents we have incorporated by reference contain forward-looking statements. You can identify these forward-looking statements by the use of words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements and whether to invest in the notes. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by us; any such statement is qualified by reference to the following cautionary statements. We elaborate on these and other risks we face throughout the documents we have incorporated herein by reference. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider the following to be a complete discussion of all potential risks or uncertainties. We do not undertake to update any forward-looking statement that we may make from time to time.

Tobacco-Related Litigation

There is substantial litigation pending in the United States and in foreign jurisdictions arising out of the tobacco businesses of Philip Morris USA and Philip Morris International. We anticipate that new cases will continue to be filed. In some cases, plaintiffs claim damages, including punitive damages, ranging into the billions of dollars. Although, to date, our tobacco subsidiaries have never had to pay a judgment in a tobacco-related case, there are presently 12 cases on appeal in which verdicts were returned against Philip Morris USA, including a compensatory and punitive damages verdict totaling approximately $10.1 billion in the Price case in Illinois. In order to prevent a plaintiff from seeking to collect a judgment while the verdict is being appealed, the defendant must post an appeal bond, frequently in the amount of the judgment or more, or negotiate an alternative arrangement with plaintiffs. In the event of future losses at trial, we may not always be able to obtain the required bond or to negotiate an acceptable alternative arrangement.

The present litigation environment is substantially uncertain, and it is possible that our business, volume, results of operations, cash flows or financial position could be materially affected by an unfavorable outcome of pending litigation, including certain of the verdicts against us that are on appeal. We intend to continue vigorously defending all tobacco-related litigation, although we may settle particular cases if we believe it is in the best interest of our shareholders to do so. Please see “Recent Developments” and our quarterly report on Form 10-Q for the quarter ended June 30, 2003, which is incorporated herein by reference for a description of tobacco-related litigation.

Anti-Tobacco Action in the Public and Private Sectors

Our tobacco subsidiaries face significant governmental action aimed at reducing the incidence of smoking and seeking to hold us responsible for the adverse health effects associated with both smoking and exposure to environmental tobacco smoke. Governmental actions, combined with the diminishing social acceptance of smoking and private actions to restrict smoking, have resulted in reduced industry volume, and we expect this decline to continue.

Excise Taxes

Substantial excise tax increases have been and continue to be imposed on cigarettes in the United States at the federal, state and local levels, as well as in foreign jurisdictions. The resulting price increases have caused, and may continue to cause, consumers to cease or reduce smoking, to shift from premium to discount brands and to purchase cigarettes outside of legitimate channels.

Increased Competition in the Domestic Tobacco Market

Settlements of certain tobacco litigation in the United States, combined with excise tax increases, have resulted in substantial cigarette price increases. Philip Morris USA faces increased competition from lowest priced brands sold by certain domestic and foreign manufacturers that enjoy cost advantages because they are not making payments under the settlements or related state escrow legislation. Additional competition has resulted from diversion into the domestic market of cigarettes intended for sale outside the United States, the sale of counterfeit cigarettes by third parties, the sale of cigarettes by third parties over the Internet and by other means designed to avoid the collection of applicable taxes and increased imports of foreign lowest priced brands. The competitive environment has been characterized by weak economic conditions, erosion of consumer confidence, a continued influx of cheap products, and higher prices due to higher state excise taxes and list price increases. As a result, the lowest priced products of manufacturers of numerous small share brands have increased their market share, putting pressure on the industry’s premium segment.

Governmental Investigations

From time to time, Altria and its tobacco subsidiaries are subject to governmental investigations on a range of matters. Ongoing investigations include allegations of contraband shipments of cigarettes, allegations of unlawful pricing activities within certain international markets and allegations of false and misleading usage of the terms “Lights” and “Ultra Lights” in brand descriptors. We cannot predict the outcome of those investigations or whether additional investigations may be commenced, and it is possible that our business could be materially affected by an unfavorable outcome of pending or future investigations.

New Tobacco Product Technologies

Our tobacco subsidiaries continue to seek ways to develop and to commercialize new product technologies that may reduce the risk of smoking. Their goal is to reduce harmful constituents in tobacco smoke while continuing to offer adult smokers products that meet their taste expectations. We cannot guarantee that our tobacco subsidiaries will succeed in these efforts. If they do not succeed, but one or more of their competitors do, our tobacco subsidiaries may be at a competitive disadvantage.

Foreign Currency

Our international food and tobacco subsidiaries conduct their businesses in local currency and, for purposes of financial reporting, their results are translated into U.S. dollars based on average exchange rates prevailing during a reporting period. During times of a strengthening U.S. dollar, our reported net revenues, operating income and net earnings will be reduced because the local currency will translate into fewer U.S. dollars.

Competition and Economic Downturns

Each of our consumer products subsidiaries is subject to intense competition, changes in consumer preferences and local economic conditions. To be successful, they must continue:

•	to promote brand equity successfully;

•	to anticipate and respond to new consumer trends;

•	to develop new products and markets and to broaden brand portfolios in order to compete effectively with lower priced products in a consolidating environment at the retail and manufacturing levels;

•	to improve productivity; and

•	to respond effectively to changing prices for their raw materials.

The willingness of consumers to purchase premium cigarette brands and premium food and beverage brands depends in part on local economic conditions. In periods of economic uncertainty, consumers tend to purchase more private label and other economy brands and the volume of our consumer products subsidiaries could suffer accordingly.

Our finance subsidiary, PMCC, holds investments in finance leases, principally in transportation, power generation and manufacturing equipment and facilities. Its lessees are also subject to intense competition and economic conditions. If counterparties to PMCC’s leases fail to manage through difficult economic and competitive conditions, PMCC may have to increase its allowance for losses, which would adversely affect our profitability.

Grocery Trade Consolidation

As the retail grocery trade continues to consolidate and retailers grow larger and become more sophisticated, they demand lower pricing and increased promotional programs. Further, these customers are reducing their inventories and increasing their emphasis on private label products. If Kraft fails to use its scale, marketing expertise, branded products and category leadership positions to respond to these trends, its volume growth could slow or it may need to lower prices or increase promotional support of its products, any of which would adversely affect profitability.

Continued Need to Add Food and Beverage Products in Faster Growing and More Profitable Categories

The food and beverage industry’s growth potential is constrained by population growth. Kraft’s success depends in part on its ability to grow its business faster than populations are growing in the markets that it serves. One way to achieve that growth is to enhance its portfolio by adding products that are in faster growing and more profitable categories. If Kraft does not succeed in making these enhancements, its volume growth may slow, which would adversely affect our profitability.

Strengthening Brand Portfolios Through Acquisitions and Divestitures

One element of the growth strategy of Kraft and Philip Morris International is to strengthen their brand portfolios through active programs of selective acquisitions and divestitures. These subsidiaries are constantly investigating potential acquisition candidates and from time to time sell businesses that are outside their core categories or that do not meet their growth or profitability targets. Acquisition opportunities are limited and acquisitions present risks of failing to achieve efficient and effective integration, strategic objectives and anticipated revenue improvements and cost savings. There can be no assurance that we will be able to continue to acquire attractive businesses on favorable terms or that all future acquisitions will be quickly accretive to earnings.

Raw Material Prices

The raw materials used by our consumer products subsidiaries are largely commodities that experience price volatility caused by external conditions, commodity market fluctuations, currency fluctuations and changes in governmental agricultural programs. Commodity price changes may result in unexpected increases in raw material and packaging costs, and our operating subsidiaries may be unable to increase their prices to offset these increased costs without suffering reduced volume, net revenues and operating companies income. We do not fully hedge against changes in commodity prices and our hedging procedures may not work as planned.

Food Safety, Quality and Health Concerns

We could be adversely affected if consumers in Kraft’s principal markets lose confidence in the safety and quality of certain food products. Adverse publicity about these types of concerns, like the recent publicity about genetically modified organisms and “mad cow disease” in Europe, whether or not valid, may discourage consumers from buying Kraft’s products or cause production and delivery disruptions. Recent publicity concerning the health implications of obesity and trans fatty acids could also reduce consumption of certain of Kraft’s products. In addition, Kraft may need to recall some of its products if they become adulterated or misbranded. Kraft may also be liable if the consumption of any of its products causes injury. A widespread product recall or a significant product liability judgment could cause products to be unavailable for a period of time and a loss of consumer confidence in Kraft’s food products and could have a material adverse effect on Kraft’s business.

No Access to Commercial Paper Market

As a result of recent actions by credit rating agencies, Altria currently is unable to access the commercial paper market, and must rely on its revolving credit facilities instead.

THE COMPANY

The Altria family of companies forms the largest consumer packaged goods business in the world.* We, through our wholly-owned subsidiaries, Philip Morris USA and Philip Morris International, and our majority-owned subsidiary, Kraft, are engaged in the manufacture and sale of various consumer products, including cigarettes, foods and beverages. Our consumer packaged goods companies have brand portfolios that include some of the most familiar tobacco and food names in the world, including Marlboro, Parliament, Virginia Slims, L&M, Kraft, Philadelphia, Nabisco, Oreo, Oscar Mayer, Maxwell House, Post and Jacobs. In addition, we have a 36% economic interest in SABMiller plc (“SABMiller”), the world’s second largest brewer. PMCC, another wholly-owned subsidiary, is primarily engaged in leasing activities.

Philip Morris USA, our domestic tobacco subsidiary, is the largest tobacco company in the United States. Philip Morris International, our international tobacco subsidiary, is the most profitable international tobacco company. Marlboro, the principal cigarette brand of these companies, has been the world’s largest-selling cigarette brand since 1972.

Kraft conducts its global business through its subsidiaries: Kraft Foods North America, Inc. and Kraft Foods International, Inc. Kraft is engaged in the manufacture and sale of branded foods and beverages in the United States, Canada, Europe, the Middle East and Africa, Latin America and Asia Pacific.

In May 2003, PMCC announced that it is shifting its strategic focus from an emphasis on the growth of its portfolio of finance leases through new lease investments to one of maximizing investment gains and generating cash flows from its existing portfolio of leased assets.

We benefit from the geographic diversity of revenues generated by our subsidiaries: Kraft has operations in 68 countries and sells its products in more than 150 countries. In 2002, Philip Morris International had a market share of at least 15%, and in a number of instances substantially more than 15%, in more than 60 markets, including Argentina, Austria, Belgium, Brazil, the Czech Republic, Finland, France, Germany, Greece, Hong Kong, Israel, Italy, Japan, Malaysia, Mexico, the Netherlands, the Philippines, Poland, Portugal, Romania, Russia, Saudi Arabia, Singapore, Spain, Switzerland, Turkey and Ukraine.

Recent Developments

For the nine months ended September 30, 2003 and the year ended December 31, 2002, we had net revenues of $61.1 billion and $80.4 billion, respectively, operating income of $12.3 billion and $16.6 billion, respectively, net earnings of $7.1 billion and $11.1 billion, respectively, and diluted earnings per share of $3.50 and $5.21, respectively.

Reference is made to Note 10 to Altria’s unaudited condensed consolidated financial statements for the quarter ended June 30, 2003 and Exhibits 99.1 and 99.2 to Altria’s quarterly report on Form 10-Q for the quarter ended June 30, 2003, which is incorporated herein by reference, for a description of certain litigation pending against Altria, its subsidiaries and affiliates, and their respective indemnitees. The following summarizes certain developments with respect to such litigation since the date of such Form 10-Q:

Lights/Ultra Lights Class Actions

In September 2003, the Illinois Supreme Court upheld the reduced bond set by the trial court in Price, et al. v. Philip Morris Incorporated and announced it would hear Philip Morris USA’s appeals on the merits without the need for intermediate court review.

*         References to the competitive ranking of our subsidiaries in their various businesses are based on sales data or, in the case of cigarettes, shipments, unless otherwise indicated.

Plaintiffs’ motions for class certification were granted in two cases pending against Altria and Philip Morris USA in state court in Ohio (Marrone, et al. v. Philip Morris Companies Inc. and Philip Morris Incorporated and Philipps, et al. v. Philip Morris Incorporated, et al.). Class certification was granted as to plaintiffs’ claims that defendants violated Ohio’s Consumer Sales Practices Act pursuant to which plaintiffs allege that class members are entitled to reimbursement of the costs of cigarettes purchased during the class periods. Class membership is limited to the residents of six Ohio counties. Defendants have appealed the class certification orders.

In September 2003, the Single Justice sitting on behalf of the Massachusetts Court of Appeals reported its May 2003 decision that ordered the decertification of a class to an appellate panel for further consideration (Aspinall, et al. v. Philip Morris Companies Inc. and Philip Morris Incorporated). In October 2003, Massachusetts’ highest court granted plaintiffs’ application for direct appeal to that court.

Since August 13, 2003, one putative Lights/Ultra Lights class action has been filed in state court in Delaware against Philip Morris USA, Altria and Philip Morris International (Holmes v. Philip Morris USA Inc., et al.).

Smoking and Health Class Actions

Plaintiffs’ motion for reconsideration of the appellate court ruling that orders the class decertified was denied in the Engle case pending in Florida. Plaintiffs have petitioned the Florida Supreme Court for further review.

The second phase of trial in the Scott case pending in state court in Louisiana has been scheduled to begin in December 2003.

In October 2003, the United States District Court for the District of Nevada granted defendants’ motions to deny class certification in 20 cases. Defendants filed the motions following the court’s July 2003 decision denying plaintiffs’ motion for class certification in five other cases that asserted class definitions identical to those in the 20 cases.

Individual Smoking and Health Cases

In October 2003, a Florida jury returned a verdict in favor of defendants, including Philip Morris USA, in an individual smoking and health case brought by a flight attendant seeking compensatory damages for personal injuries allegedly caused by environmental tobacco smoke (Routh).

In October 2003, the United States Supreme Court set aside an Oregon appellate court’s opinion affirming a $79.5 million punitive damages award to a smoker’s estate, and directed the Oregon court to reconsider the case in light of the recent State Farm decision by the United States Supreme Court, which limited punitive damages (Estate of Jesse D. Williams, et al. v. Philip Morris Inc.).

In September 2003, the California Court of Appeal, citing the State Farm decision, reduced the punitive damages award to $9 million from $25 million in Henley v. Philip Morris Incorporated, et al. Philip Morris USA intends to appeal. Plaintiff’s motion for reconsideration was denied in October 2003.

Trials are currently underway in an individual smoking and health case in New Hampshire (Longden) and in an individual smoking and health case in Missouri (Thompson).

Since August 13, 2003, 11 individual smoking and health cases have been filed against Philip Morris USA.

Health Care Cost Recovery Actions

In connection with the health care cost recovery action filed by the United States government, in October 2003, the government filed a motion for summary judgment on an element of its underlying claim.

In connection with defendants’ appeal of the judgment entered by the trial court in Blue Cross and Blue Shield of New Jersey, Inc., et al. v. Philip Morris Incorporated, et al., in September 2003, the

United States Court of Appeals for the Second Circuit certified two questions relating to plaintiff’s direct claims of deceptive business practices to the New York Court of Appeals. The Second Circuit reversed the portion of the judgment relating to the verdict returned against defendants under plaintiff’s subrogation claim, and deferred its ruling on defendants’ appeal of the attorneys’ fees award until such time as the New York Court of Appeals rules on the certified questions.

In September 2003, the United States Court of Appeals for the Eighth Circuit affirmed the trial court ruling dismissing all damage claims sought in a health care cost recovery action brought by two health maintenance organizations (Group Health Plan, et al. v. Philip Morris Incorporated, et al.). In October 2003, plaintiffs voluntarily dismissed their remaining claims.

In September 2003, the trial court dismissed a health care cost recovery case pending in France (The Caisse Primaire d’Assurance Maladie of Saint–Nazaire v. SEITA, et al.).

In September 2003, the United States Court of Appeals for the Second Circuit affirmed the trial court’s ruling that granted defendants’ motion to dismiss the case in an action brought on behalf of a class of private plaintiffs under the federal Medicare Secondary Payer Act (Mason, et al. v. The American Tobacco Company, et al.). Plaintiffs’ motion for reconsideration is pending.

In August 2003, following the refusal by the Florida Supreme Court to hear the appeal of the Republic of Venezuela in connection with the dismissal of its health care cost recovery action, the trial court hearing the health care cost recovery actions brought in Florida by the Republic of Tajikistan and the Brazilian State of Tocantins granted defendants’ motions to dismiss the cases. Subsequently, plaintiffs voluntarily dismissed 21 health care cost recovery cases brought in Florida by various foreign governmental entities.

Cigarette Contraband Cases

In August 2003, the United States Court of Appeals for the Eleventh Circuit affirmed the dismissals of the cases brought by Belize, Ecuador and Honduras.

Tobacco Price Cases

In September 2003, the Circuit Court of the State of Michigan granted defendants’ motion for summary judgment dismissing plaintiffs’ state antitrust claims. Plaintiffs have appealed the decision (DelSeronne, et al. v. Philip Morris Companies Inc., et al.).

In September 2003, the United States Court of Appeals for the Eleventh Circuit affirmed the trial court’s ruling that granted defendants’ motion for summary judgment dismissing seven consolidated cases pending in Georgia (In re: Cigarette Antitrust Litigation, MDL No. 1342).

In August 2003, the Arizona Supreme Court affirmed the Court of Appeals ruling that held that the trial court improperly dismissed plaintiffs’ state antitrust claims against the defendants (Gray, M.D., et al. v. Philip Morris Companies Inc., et al.).

Governmental Investigations

In September 2003, the competition authority in Greece initiated an investigation into recent pricing increases by participants in that market. Philip Morris International’s affiliates are responding to the authority’s requests for information.

Tobacco Growers’ Case

In October 2003, the trial court approved the settlement agreement that Philip Morris USA, certain other defendants and plaintiffs had entered into during the second quarter of 2003, but the court has not yet ruled on plaintiffs’ request for attorneys’ fees.

USE OF PROCEEDS

We plan to use the net proceeds of the offering (before expenses), estimated to be approximately $        , to refinance a portion of existing borrowings under our revolving credit facility. Borrowings under our revolving credit facility currently bear interest at 1.995% and mature in July 2006.

As a result of actions by the three major credit rating agencies in March 2003, our access to the commercial paper market was eliminated. Subsequently, in April 2003, we began to borrow against our existing revolving credit facility to repay maturing commercial paper and to fund normal working capital needs.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings available for fixed charges to fixed charges for the periods indicated:

		Years ended December 31,
	Nine months ended September 30, 2003	2002	2001	2000	1999	1998
Ratios of earnings available for fixed charges to fixed charges (1)	10.0	11.9	8.2	11.3	10.3	7.6

Earnings available for fixed charges represent earnings before income taxes, minority interest and cumulative effect of accounting change(s) and fixed charges excluding capitalized interest, net of amortization, reduced by undistributed earnings of our less than 50% owned affiliates. Fixed charges represent interest expense, amortization of debt discount and expenses and capitalized interest, plus that portion of rental expense deemed to be the equivalent of interest.

(1)	Earnings before income taxes, minority interest and cumulative effect of accounting change(s) for the year ended December 31, 2002 include a non-recurring pre-tax gain of $2.6 billion related to the merger of Miller Brewing Company into South African Breweries plc described in our summary historical financial data in this prospectus supplement. Excluding this gain, the ratio of earnings available for fixed charges to fixed charges would have been 10.3 for the year ended December 31, 2002.

CAPITALIZATION

The following table sets forth our capitalization on a consolidated basis at September 30, 2003. We have presented our capitalization:

•	on an actual basis; and

•	on an as adjusted basis to reflect the issuance of notes offered hereby and the use of the net proceeds therefrom (before expenses) to refinance a portion of existing bank borrowings. See “Use of Proceeds.”

You should read the following table along with our Current Report on Form 8-K dated October 16, 2003 and our consolidated financial statements and related notes, together with management’s discussion and analysis of financial condition and results of operations, that we have incorporated herein by reference, and our summary historical financial data included in this prospectus supplement.

	At September 30, 2003
	Actual	As Adjusted
	(in millions)
Consumer products short-term borrowings, including current maturities(1)	$5,937	$

Consumer products long-term debt:
$ % Notes Due 20	—
$ % Notes Due 20	—
Other indebtedness with various interest rates and maturities(1)	18,548

Total consumer products long-term debt	18,548

Financial services long-term debt	2,083		2,083

Total debt	26,568

Total stockholders’ equity	22,829		22,829

Total capitalization	$49,397	$

(1)	Certain consumer products short-term borrowings have been reclassified as long-term based on our ability and intention to refinance certain of these borrowings on a long-term basis. Long-term rates and maturities for such refinancings will vary depending on market conditions at the time of issuance.

SUMMARY HISTORICAL FINANCIAL DATA

The following table presents our summary historical financial data and has been derived from and should be read along with our Current Report on Form 8-K dated October 16, 2003 containing our earnings release for the nine months ended September 30, 2003 and our consolidated financial statements and related notes and management’s discussion and analysis of financial condition and results of operations, that we have incorporated herein by reference. The financial data for the nine months ended September 30, 2003 and 2002 include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our results of operations for these periods.

On June 13, 2001, Kraft completed an initial public offering (“IPO”) of 280 million shares of its Class A common stock at a price of $31.00 per share. The IPO proceeds, net of underwriting discount and expenses, of $8.4 billion were used to retire a portion of the debt incurred to finance the acquisition in 2000 of Nabisco.

On May 30, 2002, we announced an agreement with South African Breweries plc (“SAB”) to merge Miller Brewing Company into SAB. The transaction closed on July 9, 2002, and SAB changed its name to SABMiller plc. The shares in SABMiller owned by us resulted in a 36% economic interest in SABMiller and a 24.9% voting interest. The transaction resulted in a pre-tax gain of $2.6 billion, or $1.7 billion after-tax. The gain was recorded in the third quarter of 2002. Beginning with the third quarter of 2002, we ceased reporting beer as a business segment, and began recording our share of SABMiller’s net earnings, based on our economic ownership percentage, in minority interest in earnings and other, net, on our consolidated statement of earnings.

Recently Adopted Accounting Standards

On January 1, 2002, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” As a result, we stopped recording the amortization of goodwill and indefinite life intangible assets as a charge to earnings as of January 1, 2002. We estimate that net earnings and diluted earnings per share would have been $9.5 billion and $4.30, respectively, for the year ended December 31, 2001, had the provisions of the new standards been applied as of January 1, 2001.

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001
	(in millions, except per share data)
Statement of Earnings Data:
Net revenues	$61,141	$61,634	$80,408	$80,879
Cost of sales	23,456	24,707	32,748	33,900
Excise taxes on products	15,868	13,916	18,226	17,209

Gross profit	21,817	23,011	29,434	29,770
Marketing, administration and research costs	9,331	9,311	12,282	12,461
Domestic tobacco legal settlement	182
Domestic tobacco headquarters relocation charges	36
Gains on sales of businesses	(23)	(3)	(80)	(8)
Asset impairment and exit costs	6	223	223	19
Integration costs and a loss on sale of a food factory		119	111	82
Provision for airline industry exposure			290
Litigation related expense				500
Amortization of intangibles	7	5	7	1,014

Operating income	12,278	13,356	16,601	15,702
Gain on Miller Brewing Company transaction		(2,653)	(2,631)
Interest and other debt expense, net	847	881	1,134	1,418

Earnings before income taxes, minority interest and cumulative effect of accounting change	11,431	15,128	18,098	14,284
Provision for income taxes	3,996	5,370	6,424	5,407

Earnings before minority interest and cumulative effect of accounting change	7,435	9,758	11,674	8,877
Minority interest in earnings and other, net	322	424	572	311

Earnings before cumulative effect of accounting change	7,113	9,334	11,102	8,566
Cumulative effect of accounting change				(6)

Net earnings	$7,113	$9,334	$11,102	$8,560

Per share data:
Basic earnings per share before cumulative effect of accounting change	$3.51	$4.39	$5.26	$3.93
Cumulative effect of accounting change				(0.01)

Basic earnings per share	$3.51	$4.39	$5.26	$3.92

Diluted earnings per share before cumulative effect of accounting change	$3.50	$4.34	$5.21	$3.88
Cumulative effect of accounting change				(0.01)

Diluted earnings per share	$3.50	$4.34	$5.21	$3.87

Weighted average shares:
Basic	2,027	2,128	2,111	2,181
Diluted	2,035	2,150	2,129	2,210
Balance Sheet Data:
Cash and cash equivalents	$6,048	$455	$565	$453
Total assets
Consumer products	85,823	77,234	78,309	76,104
Financial services	8,603	8,751	9,231	8,864
Short-term borrowings, including current maturities
Consumer products(1)	5,937	1,304	1,965	2,939
Financial services				512
Long-term debt
Consumer products(1)	18,548	16,274	19,189	17,159
Financial services	2,083	2,112	2,166	1,492
Total liabilities
Consumer products	63,460	56,756	59,881	57,662
Financial services	8,137	7,884	8,181	7,686
Stockholders’ equity	22,829	21,345	19,478	19,620

(1)	Certain consumer products short-term borrowings have been reclassified as long-term based on our ability and intention to refinance certain of these borrowings on a long-term basis. Long-term rates and maturities for such refinancings will vary depending on market conditions at the time of issuance.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes, which we refer to as the “notes,” supplements the description of the general terms and provisions of the debt securities set forth under “Description of Debt Securities” in the attached prospectus. The attached prospectus contains a detailed summary of additional provisions of the notes and of the indenture, dated as of December 2, 1996, between Altria and The Chase Manhattan Bank (now known as JPMorgan Chase Bank), as trustee, under which the notes will be issued. The following description replaces the description of the debt securities in the attached prospectus, to the extent of any inconsistency. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the attached prospectus.

Certain Terms of the             % Notes due 20

The notes due 20         are a series of debt securities described in the attached prospectus, and will be senior debt securities, initially issued in the aggregate principal amount of $            , and will mature on                          , 20            .

The notes due 20         will bear interest at the rate of             % per annum from                              , 2003, payable semiannually in arrears on                      and                          of each year, commencing                          , 2004, to the persons in whose names the notes are registered at the close of business on the preceding                          or                         , each a record date, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Certain Terms of the         % Notes due 20

The notes due 20         are a series of debt securities described in the attached prospectus, and will be senior debt securities, initially issued in the aggregate principal amount of $            , and will mature on                          , 20            .

The notes due 20             will bear interest at the rate of         % per annum from                              , 2003, payable semiannually in arrears on                          and                          of each year, commencing                          , 2004, to the persons in whose names the notes are registered at the close of business on the preceding                           or                          , each a record date, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

General

In some circumstances, we may elect to discharge our obligations on the notes through full defeasance or covenant defeasance. See “Description of Debt Securities—Satisfaction and Discharge” and “Description of Debt Securities—Defeasance of Certain Obligations” in the attached prospectus for more information about how we may do this.

We may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes. Any additional notes having such similar terms, together with the applicable notes, will constitute a single series of notes under the indenture. No additional notes may be issued if an event of default has occurred with respect to the applicable series of notes.

The notes will not be entitled to any sinking fund and will not be redeemable prior to maturity.

Book-Entry Notes

The notes will be offered and sold in principal amounts of $1,000 and integral multiples of $1,000. We will issue the notes of each series in the form of one or more permanent global notes in fully registered, book-entry form, which we refer to as the “global notes.” Each such global note will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) or any successor thereto, as depositary (the “Depositary”), and registered in the name of Cede & Co. (DTC’s partnership nominee). For further information concerning the depositary arrangement and book-entry system, see “Description of Debt Securities—Global Securities” and “Description of Debt Securities—United States Book-Entry System” in the attached prospectus.

An actual purchaser of the notes, which we refer to as a “beneficial owner,” will not receive written confirmation from DTC of its purchase, but a beneficial owner is expected to receive written confirmation providing details of the transaction, as well as periodic statements of its holdings from the Participant or indirect participant through which the beneficial owner entered into the transaction.

Each beneficial owner must rely on the procedures of DTC and, if the person is not a Participant or indirect participant, on the procedures of the Participant or indirect participant through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in the global notes desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the Participants or indirect participants holding the relevant beneficial interests to give or take the action, and those Participants or any indirect participants would authorize beneficial owners owning through those Participants or any indirect participants to give or to take the action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to Participants, by Participants to indirect participants, and by Participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Payments of principal of and interest on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. All reports and notices to holders of the notes required under the indenture will be sent solely to DTC as long as DTC is the registered holder of the global notes.

The information set forth above and in the attached prospectus concerning DTC has been provided by DTC for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. We make no representations as to the accuracy or completeness of such information.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between the Participants or indirect participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Notices

Notices to holders of the notes will be sent by mail to the registered holders.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE

TAX CONSIDERATIONS

In the opinion of Sutherland Asbill & Brennan LLP, the following summary describes generally the material United States federal income and estate tax considerations with respect to your acquisition, ownership and disposition of a note if you are a beneficial owner of such note. Unless otherwise indicated, this summary addresses only notes purchased at original issue and held by beneficial owners as capital assets and does not address all of the United States federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are subject to special treatment under United States federal income tax laws (for example, if you are an insurance company, tax-exempt organization, financial institution, broker or dealer in securities, person that holds notes as part of an integrated investment (including a “straddle”), “controlled foreign corporation,” “passive foreign investment company,” “foreign personal holding company,” or company that accumulates earnings to avoid United States federal income tax). If a partnership holds notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. This summary does not address special tax considerations that may be relevant to you if you are a partner of a partnership holding our notes. This summary does not discuss any aspect of state, local or non-United States taxation.

This summary is based on current provisions of the United States Internal Revenue Code (the “Code”), Treasury regulations, judicial opinions, published positions of the United States Internal Revenue Service (“IRS”) and all other applicable authorities, all of which are subject to change, possibly with retroactive effect. This summary is not intended as tax advice.

We urge prospective investors in notes to consult their tax advisors regarding the United States federal, state, local and non-United States income and other tax considerations of acquiring, holding and disposing of notes.

United States Holders

This discussion applies to you if you are a “United States Holder.” For this purpose, a “United States Holder” is a beneficial owner of a note that is:

•	a citizen or resident of the United States;

•	a corporation or partnership created or organized in, or under, the laws of, the United States or any political subdivision of the United States;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source;

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

•	a trust that existed on August 20, 1996, and elected to continue its treatment as a domestic trust.

As used herein, “United States” means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (including the Commonwealth of Puerto Rico).

Payments of Interest

Payments of interest on a note generally will be taxable to you as ordinary interest income at the time the interest accrues or is received, in accordance with your method of accounting for tax purposes.

Market Discount

If you purchase a note for an amount that is less than its principal amount, the amount of the difference will be treated as “market discount” for United States federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment other than stated interest on, or any gain from the sale, exchange, retirement or other disposition of, your note as ordinary income to the extent of the market discount which you have not previously included in income and is treated as having accrued on your note at the time of such payment or disposition. In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of any interest expense on indebtedness incurred or continued to purchase or carry such note.

Market discount will be considered to accrue ratably during the period from the date you acquire the note to the maturity date of the note, unless you elect to accrue on a constant yield method. If you elect to include market discount in income currently as it accrues (on either a ratable or a constant yield method), the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, will apply to all market discount obligations acquired by you on or after the first day of the first taxable year to which the election applies, and you may not revoke this election without the consent of the IRS.

Premium

If you acquire a note for an amount that is greater than its principal amount, you will be considered to have purchased such note at a premium and you may elect to amortize this premium using a constant yield method, generally over the remaining term of the note. An allocable portion of the premium will offset stated interest otherwise includible in income in respect of such note for each accrual period. If the premium allocable to an accrual period exceeds the stated interest allocable to the accrual period, you must treat the excess as a bond premium deduction for the accrual period. However, the amount treated as a bond premium deduction for an accrual period is limited to the amount by which your total interest income on the note in prior accrual periods exceeds the total amount you treated as a bond premium deduction on the note in prior accrual periods. If the premium allocable to an accrual period exceeds the sum of:

•	such amount treated as a bond premium deduction for the accrual period and

•	the stated interest allocable to the accrual period,

the excess is carried forward to the next accrual period and is treated as a bond premium deduction allocable to that period.

The election to amortize premium using a constant yield method, once made, will apply to certain other debt instruments that you previously acquired at a premium or that you acquire at a premium on or after the first day of the first taxable year to which the election applies, and you may not revoke this election without the consent of the IRS. If you do not make such an election, bond premium will be taken into account in computing the gain or the loss recognized on your disposition of a note because it is part of your adjusted tax basis in such note.

Sale, Exchange or Retirement of a Note

Upon the sale, exchange or retirement of a note, you will recognize taxable gain or loss equal to the difference between the amount you realize on the sale, exchange or retirement of the note (other than amounts, if any, attributable to accrued but unpaid stated interest not previously included in your income, which will be taxable as interest income) and your adjusted tax basis in the note. Your adjusted tax basis in a note will equal the cost of the note to you, increased by the amounts of any market discount included in your taxable income with respect to such note and reduced by any amortized bond premium.

Gain or loss realized upon the sale, exchange or retirement of a note generally will be capital gain or loss (except to the extent the gain represents market discount) and will be long-term capital gain or loss if, at the time of the sale, exchange or retirement, you have held the note for more than one year. The maximum tax rate on ordinary income for taxpayers that are individuals, estates or trusts currently is higher than the maximum tax rate on long-term capital gains of such persons. The distinction between capital gain or loss and ordinary income or loss also is relevant for purposes of the limitation on the deductibility of capital losses.

Backup Withholding and Information Reporting

Unless you are an exempt recipient such as a corporation or financial institution, a backup withholding tax and certain information reporting requirements may apply to payments we make to you of principal of and interest or premium (if any) on, and proceeds of the sale or exchange before maturity of, a note. Currently, the applicable backup withholding tax rate is 28%. Backup withholding and information reporting will not apply to payments that we make on the notes to exempt recipients that establish their status as such, regardless of whether such entities are the beneficial owners of such notes or hold such notes as a custodian, nominee or agent of the beneficial owner. However, with respect to payments made to a custodian, nominee or agent of the beneficial owner, backup withholding and information reporting may apply to payments made by such custodian, nominee or other agent to you unless you are an exempt recipient and establish your status as such.

If you are not an exempt recipient (for example, if you are an individual), backup withholding will not be applicable to payments made to you if you:

•	have supplied an accurate Taxpayer Identification Number (usually on an IRS Form W-9);

•	have not been notified by the IRS that you have failed to properly report payments of interest and dividends; and

•	in certain circumstances, have certified under penalties of perjury that you have received no such notification and have supplied an accurate Taxpayer Identification Number.

However, information reporting to the IRS will be required in such a case.

Any amounts withheld from a payment to you by operation of the backup withholding rules will be refunded or allowed as a credit against your United States federal income tax liability, provided that any required information is furnished to the IRS in a timely manner.

Non-United States Holders

This discussion applies to you if you are a “non-United States Holder.” A “non-United States Holder” is a beneficial owner of a note that is not a United States Holder.

Payments of Interest

If you are a non-United States Holder of notes, payments of interest that we make to you will be subject to United States withholding tax at a rate of 30% of the gross amount, unless you are eligible for one of the exceptions described below.

Subject to the discussion of backup withholding below, no withholding of United States federal income tax will be required with respect to payments we make to you of interest provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	you are not a controlled foreign corporation that is related to us through stock ownership; and

•	you have provided the required certifications as set forth in Section 871(h) and Section 881(c) of the Code.

To qualify for the exemption from withholding tax with respect to the notes, you generally will be required to provide in the year in which a payment of principal or interest occurs, or in one of the three preceding years, a statement that:

•	is signed by you under penalties of perjury;

•	certifies that you are the beneficial owner and are not a United States Holder; and

•	provides your name and address.

This statement generally may be made on an IRS Form W-8BEN or a substantially similar substitute form and you must inform the recipient of any change in the information on the statement within 30 days of such change. Subject to certain exceptions, a payment to a foreign partnership or to certain foreign trusts is treated as a payment directly to the foreign partners or the trust beneficiaries, as the case may be.

If you are engaged in a United States trade or business and interest received by you on a note is effectively connected with your conduct of such trade or business, you will be exempt from the withholding of United States federal income tax described above, so long as you have provided an IRS Form W-8ECI or substantially similar substitute form stating that interest on the note is effectively connected with your conduct of a trade or business in the United States. In such a case, you will be subject to tax on interest you receive on a net income basis in the same manner as if you were a United States Holder. If you are a corporation, effectively connected income may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

If you are not eligible for relief under one of the exceptions described above, you may nonetheless qualify for an exemption from, or a reduced rate of, United States federal income and withholding tax under a United States income tax treaty. In general, this exemption from, or reduced rate of, tax applies only if you provide a properly completed IRS Form W-8BEN or substantially similar form claiming benefits under an applicable income tax treaty.

Sale, Exchange or Retirement of Notes

You generally will not be subject to United States federal income tax on any gain realized upon your sale or other disposition of notes unless:

•	the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment you maintain); or

•	you are an individual, you hold your notes as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty.

Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to United States federal income tax, net of certain deductions, at the same rates applicable to United States persons. If you are a corporation, the branch profits tax also may apply to such effectively connected gain. If the gain from the sale or disposition of your notes is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from United States tax under the treaty. If you are described in the second bullet point above, you generally will be subject to United States tax at a rate of 30% on the gain realized, although the gain may be offset by some United States source capital losses realized during the same taxable year.

Backup Withholding and Information Reporting

Backup withholding tax (currently at a rate of 28%) and certain information reporting requirements may apply to certain payments we make to you of principal of and interest or premium (if any) on, and proceeds of your sale or exchange before maturity of, a note. Backup withholding and information reporting will not apply to payments we make to you if you have provided under penalties of perjury the required certification of your non-United States Holder status discussed above (and we do not have actual knowledge or reason to know that you are a United States Holder) or if you are an exempt recipient, such as a corporation or a financial institution. The amount of interest we pay to you on notes will be reported to you and to the IRS annually on an IRS Form 1042-S even if you are exempt from backup withholding and the 30% withholding tax described above.

If you sell or redeem a note through a United States broker or the United States office of a foreign broker, the proceeds from such sale or redemption will be subject to information reporting, and backup withholding will be required unless you provide a withholding certificate or other appropriate documentary evidence to the broker and such broker does not have actual knowledge or reason to know that you are a United States Holder, or you are an exempt recipient eligible for an exemption from information reporting. If you sell or redeem a note through the foreign office of a broker who is a United States person or a “U.S. controlled person,” the proceeds from such sale or redemption will be subject to information reporting unless you provide to such broker a withholding certificate or other documentary evidence establishing that you are not a United States Holder and such broker does not have actual knowledge or reason to know that such evidence is false, or you are an exempt recipient eligible for an exemption from information reporting. For this purpose, a “U.S. controlled person” is:

•	a foreign person 50% or more of whose gross income for certain specified periods is effectively connected with the conduct of a trade or business in the United States;

•	a foreign partnership that at any time during its taxable year is more than 50% owned (by income or capital interest) by United States persons or engaged in the conduct of a United States trade or business; or

•	a controlled foreign corporation for United States federal income tax purposes.

In circumstances where information reporting by the foreign office of such a broker is required, backup withholding will be required only if the broker has actual knowledge that you are a United States Holder.

Estate Tax

A note held by an individual who at the time of death is a non-United States Holder will not be subject to United States federal estate tax as a result of such individual’s death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and provided that the interest payments with respect to such note are not effectively connected with such individual’s conduct of a United States trade or business. The maximum federal estate tax rate is being reduced over an 8-year period that began in 2002. The tax will be eliminated for estates of decedents dying after December 31, 2009, but, in the absence of legislation, the federal estate tax provisions in effect immediately prior to 2002 will be restored for estates of decedents dying after December 31, 2010.

UNDERWRITING

Subject to the terms and conditions set forth in the terms agreement dated the date of this prospectus supplement which incorporates by reference the underwriting agreement dated as of December 1, 1997, each of the underwriters named below, for whom Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Lehman Brothers Inc. are acting as representatives, has severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of notes set forth opposite the name of each underwriter below.

Underwriters	Principal Amount of % Notes due 20	Principal Amount of % Notes due 20
Citigroup Global Markets Inc.	$	$
J.P. Morgan Securities Inc.
Lehman Brothers Inc.

Total	$	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters intend to offer the notes for sale primarily in the United States and to certain countries outside the United States.

Each underwriter has represented and agreed that it and its affiliates will comply with all applicable laws and regulations in force in any jurisdiction outside the United States in which it or its affiliates offers, sells or delivers the notes or distributes this prospectus supplement or the attached prospectus and will obtain any consent, approval or permission required by it or its affiliates for the offer or sale by it or its affiliates of the notes under the laws and regulations in force in any jurisdiction outside the United States to which it or its affiliates is subject or in which it or its affiliates makes offers or sales of the notes and neither Altria nor any other underwriter will have responsibility for these matters.

Each underwriter has further represented and agreed that the notes may not be offered, sold, transferred or delivered in or from The Netherlands, as part of its initial distribution or as part of any re-offering, and neither this prospectus supplement, the attached prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

We have been advised by the underwriters that the underwriters propose initially to offer some of the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement and some of the notes to certain dealers at the public offering price less concessions not in excess of            %, in the case of the notes due 20        , and not in excess of            %, in the case of the notes due 20        . The underwriters may allow, and these dealers may reallow, concessions not in excess of            %, in the case of the notes due 20        , and not in excess of            %, in the case of the notes due 20        , of the principal amount of the notes on sales of the notes to certain other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Altria
Per % Note due 20%
Per % Note due 20%

In connection with the offering of the notes, Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Lehman Brothers Inc. or their respective affiliates may purchase and sell each series of notes in the open market.

These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the stabilizing underwriters of a greater number of             % notes due 20         or         % notes due 20        , as the case may be, than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that any of the underwriters will engage in such transactions, or that such transactions, once begun, will not be discontinued without notice.

We estimate that our total expenses of this offering, excluding underwriting discounts, will be approximately $            . The underwriters have agreed to pay certain expenses in connection with the offering.

The underwriters and their affiliates have performed certain investment banking, advisory or general financing and banking services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business. Certain of the underwriters and their affiliates may act as lenders in connection with our credit facilities. J.P. Morgan Securities Inc. is an affiliate of JPMorgan Chase Bank, the trustee for the notes. These companies receive standard fees for their services.

We plan to use the net proceeds from this offering to repay a portion of indebtedness outstanding under our revolving credit facility in which affiliates of certain of the underwriters are participants. Accordingly, affiliates of these underwriters will receive a portion of the net proceeds of this offering in repayment of certain amounts outstanding to them under the revolving credit facility. Because more than 10% of the net proceeds of this offering will be received by entities who are affiliated with National Association of Securities Dealers, Inc. (“NASD”) members who are participating in this offering, this offering is being conducted pursuant to Conduct Rule 2710(c)(8) of the NASD.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The notes are new issues of securities with no established trading market. We cannot assure you that the notes will have a liquid trading market. We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

PROSPECTUS

Altria Group, Inc.

Debt Securities

and

Warrants to Purchase Debt Securities

Altria Group, Inc. (the “Company”) intends to offer from time to time up to $4,287,550,000 aggregate principal amount of its debt securities (the “Debt Securities”) or warrants to purchase the Debt Securities (the “Debt Warrants”). The Debt Securities and Debt Warrants will be offered in one or more separate series or issues in amounts, at prices, in currencies or currency units and on terms to be determined at the time of offering. The Debt Warrants may be offered with the Debt Securities or separately. See “Plan of Distribution.”

The Debt Securities and the Debt Warrants will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company.

Debt Securities of a series may be issuable in registered form without coupons (“Registered Securities”), in bearer form with or without coupons attached (“Bearer Securities”) or in the form of one or more global securities (each a “Global Security”). Bearer Securities will not be offered or sold to persons who are within the United States or to United States persons. See “Description of Debt Securities—Limitations on Issuance of Bearer Securities.”

The terms of the Debt Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, if any, and any redemption or repayment terms, the currency, currencies or currency unit or units in which the Debt Securities shall be payable (and similar information with respect to the Debt Securities purchasable upon exercise of each Debt Warrant) and the terms of the Debt Warrants, including the exercise price, detachability, expiration date and other terms, in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the “Prospectus Supplement”). This Prospectus may not be used to offer or sell Debt Securities or Debt Warrants unless accompanied by a Prospectus Supplement.

The Company may sell the Debt Securities and Debt Warrants to or through underwriters or dealers and also may sell Debt Securities and Debt Warrants directly to other purchasers or through agents. See “Plan of Distribution.” The Prospectus Supplement sets forth the initial public offering price, the net proceeds to the Company, the names of, and principal amount of Debt Securities and Debt Warrants to be purchased by or through underwriters, dealers or agents, if any, the compensation of such underwriters, dealers or agents and other special terms in connection with the offering and sale of the applicable series of Debt Securities or Debt Warrants, as the case may be.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is October     , 2003

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus or the Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any agent, underwriter or dealer. This Prospectus and the Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any of the Debt Securities or Debt Warrants in any jurisdiction to any person to whom such offer would be unlawful. The delivery of this Prospectus or the Prospectus Supplement at any time does not imply that the information herein or therein is correct as of any time subsequent to its date.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and in accordance therewith files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The Company’s filings with the Commission can be read and copied at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Company’s Common Stock is listed on the New York Stock Exchange and such reports, proxy statements and other information concerning the Company can also be inspected and acquired at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The Company has filed with the Commission registration statements on Form S-3 (Registration Nos. 333-16955 and 333-35143) under the Securities Act of 1933, as amended (the “1933 Act”), with respect to the Debt Securities and Debt Warrants offered hereby (collectively, together with all amendments and exhibits, the “Registration Statement”). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Debt Securities, Debt Warrants and the Company, reference is made to the Registration Statement, the exhibits thereto and the documents incorporated by reference herein.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents are incorporated herein by reference and made a part hereof: (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2002; (ii) the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003; and (iii) the Company’s Current Reports on Form 8-K filed with the Commission on January 29, 2003, April 15, 2003 and October 16, 2003.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities and Debt Warrants shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Written or oral requests should be directed to Altria Group, Inc., 120 Park Avenue, New York, New York 10017, Attention: Corporate Secretary (telephone (917) 663-4000). These documents can also be accessed by visiting www.altria.com/secfilings.

THE COMPANY

General

In April 2002, the Company’s stockholders approved changing the Company’s name from Philip Morris Companies Inc. to Altria Group, Inc. The name change became effective on January 27, 2003.

The Company’s wholly-owned subsidiaries, Philip Morris USA Inc. (“Philip Morris USA”), Philip Morris International Inc. (“Philip Morris International”) and its majority-owned 84.2% subsidiary, Kraft Foods Inc. (“Kraft”), are engaged in the manufacture and sale of various consumer products, including cigarettes and foods and beverages. Philip Morris Capital Corporation (“PMCC”), another wholly-owned subsidiary, is primarily engaged in leasing activities. The Company’s former wholly-owned subsidiary, Miller Brewing Company (“Miller”), was engaged in the manufacture and sale of various beer products prior to the merger of Miller into South African Breweries plc (“SAB”) on July 9, 2002. The Altria family of companies forms the largest consumer packaged goods business in the world.*

Philip Morris USA is engaged in the manufacture and sale of cigarettes. Philip Morris USA is the largest cigarette company in the United States. Philip Morris International is a holding company whose subsidiaries and affiliates and their licensees are engaged primarily in the manufacture and sale of tobacco products (mainly cigarettes) internationally. Marlboro, the principal cigarette brand of these companies, has been the world’s largest-selling cigarette brand since 1972.

Kraft is engaged in the manufacture and sale of branded foods and beverages in the United States, Canada, Europe, the Middle East and Africa, Latin America and Asia Pacific. Kraft conducts its global business through its subsidiaries: Kraft Foods North America, Inc. and Kraft Foods International, Inc. Kraft has operations in 68 countries and sells its products in more than 150 countries.

Prior to June 13, 2001, Kraft was a wholly-owned subsidiary of the Company. On June 13, 2001, Kraft completed an initial public offering of 280 million shares of its Class A common stock at a price of $31.00 per share. At September 30, 2003, the Company owned 84.2% of the outstanding shares of Kraft’s capital stock and held 97.8% of the combined voting power of Kraft’s outstanding capital stock.

On May 30, 2002, the Company announced an agreement with SAB to merge Miller into SAB. The transaction closed on July 9, 2002 and SAB changed its name to SABMiller plc (“SABMiller”). At closing, the Company received 430 million shares of SABMiller, representing a 36% economic interest and a 24.9% voting interest.

Other

The Company is a legal entity separate and distinct from Philip Morris USA, Philip Morris International, Kraft, PMCC and its other subsidiaries. Accordingly, the right of the Company, and thus the right of the Company’s creditors and stockholders, to participate in any distribution of the assets or earnings of any subsidiary is subject to the prior claims of creditors of such subsidiary, except to the extent that claims of the Company itself as a creditor may be recognized. As a holding company, the

*	References to the competitive ranking of the Company’s subsidiaries in their various businesses are based on sales data or, in the case of cigarettes, shipments, unless otherwise indicated.

Company’s principal sources of funds, including a source of funds to make payment on the Debt Securities, are from the payment of dividends and repayment of debt from its subsidiaries. Except for minimum net worth requirements, the Company’s principal wholly-owned and majority-owned subsidiaries currently are not limited by long-term debt or other agreements in their ability to pay cash dividends or to make other distributions with respect to their common stock.

USE OF PROCEEDS

Except as may be set forth in the Prospectus Supplement, the Company intends to use the proceeds from the sale of the Debt Securities and Debt Warrants and the proceeds, if any, from the exercise of Debt Warrants, for general corporate purposes, and may be used to refinance existing short-term and long-term borrowings.

The Company expects to issue long-term and short-term debt from time to time. The nature and amount of the Company’s long-term and short-term debt and the proportionate amount of each can be expected to vary from time to time as a result of business requirements, market conditions and other factors.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the Company’s historical ratios of earnings available for fixed charges to fixed charges for the periods indicated:

	Nine months ended September 30, 2003	Years ended December 31,
		2002	2001	2000	1999	1998
Ratios of earnings available for fixed charges to fixed charges(1)	10.0	11.9	8.2	11.3	10.3	7.6

Earnings available for fixed charges represent earnings before income taxes, minority interest and cumulative effect of accounting change(s) and fixed charges excluding capitalized interest, net of amortization, reduced by undistributed earnings of the Company’s less than 50% owned affiliates. Fixed charges represent interest expense, amortization of debt discount and expenses and capitalized interest, plus that portion of rental expense deemed to be the equivalent of interest.

(1)	Earnings before income taxes, minority interest and cumulative effect of accounting change(s) for the year ended December 31, 2002 include a non-recurring pre-tax gain of $2.6 billion related to the merger of Miller into SAB described in “The Company—General” in this Prospectus. Excluding this gain, the ratio of earnings available for fixed charges to fixed charges would have been 10.3 for the year ended December 31, 2002.

DESCRIPTION OF DEBT SECURITIES

The Debt Securities are to be issued under an Indenture, dated as of December 2, 1996 (the “Indenture”) between the Company and The Chase Manhattan Bank (now known as JPMorgan Chase Bank), as Trustee (the “Trustee”). A copy of the Indenture is filed as an exhibit to the Registration Statement. The following description summarizes certain provisions of the Indenture and is subject to the detailed provisions of the Indenture. Whenever any particular section of the Indenture or any term defined therein is referred to, such section or definition is incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference. Capitalized terms appearing in this Prospectus that are not defined herein have the meanings set forth in the Indenture.

General

The Indenture does not limit the amount of Debt Securities which can be issued thereunder and provides that additional Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company’s Board of Directors. Reference is made to the Prospectus Supplement for the following terms of the particular series of Debt Securities being offered thereby: (i) the designation, aggregate principal amount and authorized denominations of the series; (ii) the percentage of principal amount at which the series will be issued; (iii) the date or dates on which the series will mature (or manner of determining the same); (iv) the rate or rates per annum, if any, at which the series will bear interest (or the manner of calculation thereof) and the date or dates from which such interest will accrue; (v) the times at which any interest will be payable (or manner of determining the same) and the Regular Record Dates for such Interest Payment Dates for Debt Securities which are Registered Securities; (vi) the place or places where the principal of (and premium, if any) and interest, if any, on the series will be payable and each office or agency, as described below under “—Denominations, Registration and Transfer,” where the Debt Securities may be presented for transfer or exchange; (vii) if other than the U.S. dollar, the currency, currencies or currency unit or units for which such Debt Securities may be purchased and the currency, currencies or currency unit or units in which the principal of (and premium, if any) and interest, if any, on such Debt Securities may be payable; (viii) the period or periods within which, and the terms and conditions upon which, an election may be made by the Company or a holder, as the case may be, for payment of the principal of (and premium, if any) and interest, if any, on the series in the currency, currencies or currency unit or units other than that in which the series is stated to be payable; (ix) whether the Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, and if Bearer Securities are issued, the circumstances and places for the exchange of Bearer Securities for Registered Securities; (x) whether such Debt Securities are to be issued in the form of one or more temporary or permanent Global Securities and, if so, the identity of the Depositary for such Global Security or Securities; (xi) if a temporary Global Security is to be issued with respect to such series, whether any interest thereon payable on an interest payment date prior to the issuance of a permanent Global Security or definitive Bearer Securities will be credited to the account of the persons entitled thereto on such interest payment date; (xii) if a temporary Global Security is to be issued with respect to such series, the terms upon which interests in such temporary Global Security may be exchanged for interests in a permanent Global Security or for definitive Debt Securities of the series and the terms upon which interests in a permanent Global Security, if any, may be exchanged for definitive Debt Securities of the series; (xiii) any mandatory or optional sinking fund or analogous provision; (xiv) the date, if any, after which, and the price or prices in the currency, currencies or currency unit or units in which, such Debt Securities are payable pursuant to any optional or mandatory redemption provisions; (xv) any provisions for payment of additional amounts for taxes and any provision for redemption, in the event the Company must comply with reporting requirements in respect of a Debt Security or must pay such additional amounts in respect of any Debt Security; (xvi) the terms and conditions, if any, upon which the Debt Securities of such series may be repayable prior to maturity at the option (which option may be conditional) of the holder thereof (in which case the Company will comply with the requirements of Section 14(e) and Rule 14e-1 under the 1934 Act in connection therewith, if then applicable) and the price or prices in the currency, currencies or currency unit or units in which such Debt Securities are payable; (xvii) any index used to determine the amount of payments of principal of (and premium, if any) and interest, if any, on such Debt Securities; (xviii) the terms and conditions, if any, pursuant to which Debt Securities may be converted or exchanged for other debt securities of the Company; (xix) additional information with respect to book-entry procedures, if any; and (xx) any other terms of the Debt Securities not inconsistent with the Indenture. (Section 301).

If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or foreign currency unit or units or if the principal of (and premium, if any) or interest, if any, on any series of Debt Securities is payable in a foreign currency or currencies or foreign currency unit or units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in the applicable Prospectus Supplement.

Some of the Debt Securities may be issued as Discounted Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any Discounted Securities will be described in the applicable Prospectus Supplement.

Denominations, Registration and Transfer

The Debt Securities of a series will be issuable as Registered Securities, Bearer Securities or both. Debt Securities of a series may be issuable in the form of one or more Global Securities, as described below under “—Global Securities.” Unless otherwise provided in the applicable Prospectus Supplement, Registered Securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof and Bearer Securities denominated in U.S. dollars will be issued only in denominations of $5,000 with coupons attached. A Global Security will be issued in a denomination equal to the aggregate principal amount of Outstanding Debt Securities of the series represented by such Global Security. The Prospectus Supplement relating to a series of Debt Securities denominated in a foreign or composite currency will specify the denominations thereof. (Sections 201, 301, 302 and 305).

In connection with its sale, during the “restricted period” as defined in Section 1.163-5(c)(2)(i)(D)(7) of the United States Treasury regulations (generally, the first 40 days after the closing date and, with respect to unsold allotments, until sold), no Bearer Security shall be mailed or otherwise delivered to any location in the United States (as defined below under “—Limitations on Issuance of Bearer Securities”) and any such Bearer Security may be delivered only if the person entitled to receive such Bearer Security furnishes written certification, in the form required by the Indenture, to the effect that such Bearer Security is not being acquired by or on behalf of a United States person (as defined under “—Limitations on Issuance of Bearer Securities”), or, if a beneficial interest in such Bearer Security is being acquired by or on behalf of a United States person, that such United States person is a person described in Section 1.163-5(c)(2)(i)(D)(6) of the United States Treasury regulations or is a financial institution who has purchased such Bearer Security for resale during the restricted period and who certifies that it has not acquired such Bearer Security for purposes of resale to a United States person or to a person within the United States. (Sections 303 and 304). See “—Global Securities” and “—Limitations on Issuance of Bearer Securities.”

Registered Securities of any series will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if Debt Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the holder upon request confirmed in writing, and subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in the applicable Prospectus Supplement, any Bearer Security surrendered in exchange for a Registered Security between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture. (Section 305). Except as provided in the applicable Prospectus Supplement, Bearer Securities will not be issued in exchange for Registered Securities.

Debt Securities may be presented for exchange as provided above, and Registered Securities (other than a Global Security) may be presented for registration of transfer (with the form of transfer duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in the applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has initially appointed the Trustee as Security Registrar under the Indenture. (Section 305). If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002).

In the event of any redemption in part, the Company shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Debt Securities of that series selected to be redeemed and ending at the close of business on (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption, and (B) if Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of that series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (Section 305).

Payment and Paying Agents

Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of (and premium, if any) and interest, if any, on Registered Securities (other than a Global Security) will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made (i) by check mailed or delivered to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. (Sections 305, 307 and 1002). Unless otherwise indicated in the applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest payment. (Section 307).

Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of (and premium, if any) and interest, if any, on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time, except that at the option of the Company, payment of any interest may be made by check or by transfer to an account maintained by the payee outside the United States. (Sections 307 and 1002). Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. (Section 1001). No payment of interest on a Bearer Security will be made unless on the earlier of the date of the first such payment by the Company or the date of delivery by the Company of the Bearer Security, a written certificate, in the form required by the Indenture, is provided to the Company stating that on such date the Bearer Security is not owned by or on behalf of a United States person (as defined under “—Limitations on Issuance of Bearer Securities”) or, if a beneficial interest in such Bearer Security is owned by or on behalf of a United States person, that such United States person is a person described in Section 1.163-5(c)(2)(i)(D)(6) of the United States Treasury regulations or is a financial institution who has purchased such Bearer Security for resale during the restricted period and who certifies that it has not acquired such Bearer Security for purposes of resale to a United States person or to a person within the United States. No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained in the United States. Payments will not be made in respect of Bearer Securities or coupons appertaining thereto pursuant to presentation to the Company or its designated Paying Agents within the United States or any other demand for payment to the Company or its designated Paying Agents within the United States. Notwithstanding the foregoing, payment of principal of (and premium, if any) and interest, if any, on Bearer Securities denominated and payable in U.S. dollars will be made at the office of the Company’s Paying Agent in the United States if, and only if, payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions and the Company has delivered to the Trustee an opinion of counsel to that effect. (Section 1002).

Unless otherwise indicated in the applicable Prospectus Supplement, the principal office of the Trustee in The City of New York will be designated as the Company’s sole Paying Agent for payments with respect to Debt Securities which are issuable solely as Registered Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Debt Securities will be named in the related Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series, and if the Debt Securities of a series may be issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in a Place of Payment for that series in the United States for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in Luxembourg or any other required city located outside the United States, as the case may be, for the Debt Securities of such series, and (iii) a Paying Agent in a Place of Payment located outside the United States where (subject to applicable laws) Registered Securities of such series may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company may be served. (Section 1002).

All moneys paid by the Company to a Paying Agent for the payment of principal of (and premium, if any) and interest, if any, on any Debt Security which remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company and the holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof. (Section 1003).

Global Securities

The Debt Securities of a series may be issued in whole or in part in the form of one or more  Global Securities that will be deposited with, or on behalf of, a Depositary which shall be The Depository Trust Company, as set forth below under “—United States Book-Entry System,” unless otherwise provided in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged for Debt Securities in definitive form, a temporary Global Security in registered form may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary, by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. (Section 305).

The specific terms of the depositary arrangement with respect to a series of Debt Securities will be as set forth below under “—United States Book-Entry System” unless otherwise provided in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit the accounts of persons held with it with the respective principal amounts of the Debt Securities represented by such Global Security. Such accounts shall be designated by the underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depositary for such Global Security or its nominee (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) for such Global Security and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

Principal, premium, if any, and interest payments on Debt Securities registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither the Company, the Trustee for such Debt Securities, any Paying Agent nor the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Subject to the restrictions discussed under “Limitations on Issuance of Bearer Securities” below, the Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary Global Security of payments in respect of such temporary Global Security will be subject to restrictions discussed under “Limitations on Issuance of Bearer Securities” below.

If a Depositary for a series of Debt Securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Debt Securities of such series in definitive form in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have the Registered Securities of a series represented by a Global Security and, in such event, will issue Registered Securities of such series in definitive form in exchange for the Global Security representing such series of Registered Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company and the Depositary for such Global Security, receive Debt Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as Registered Securities). Debt Securities of such series so issued in definitive form will be issued (a) as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof if the Debt Securities of such series are issuable as Registered Securities, (b) as Bearer Securities in the denomination, unless otherwise specified by the Company, of $5,000 if the Debt Securities of such series are issuable as Bearer Securities or (c) as either Registered or Bearer Securities, if the Debt Securities of such series are issuable in either form. (Section 305). See, however, “Limitations on Issuance of Bearer Securities” below for a description of certain restrictions on the issuance of a Bearer Security in definitive form in exchange for an interest in a Global Security.

United States Book-Entry System

Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of each series offered, sold or delivered in the United States will be issued in the form of one or more fully registered global notes (collectively, the “Global Note”) which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depository”) and registered in the name of the Depository’s nominee.

The Depository has advised as follows: it is a limited-purpose trust company which was created to hold securities for its participating organizations (the “Participants”) and to facilitate the clearance and settlement of securities transactions between Participants in such securities through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including the underwriters for such Debt Securities), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository’s system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“indirect participants”). Persons who are not Participants may beneficially own securities held by the Depository only through Participants or indirect participants.

Principal (and premium, if any) and interest payments on the Debt Securities of each series registered in the name of the Depository’s nominee will be made by the Trustee to the Depository’s nominee as the registered owner of the Global Note. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Debt Securities of each series are registered as the owners of such Debt Securities for the purpose of receiving payment of principal (and premium, if any) and interest on the Debt Securities and for all other purposes whatsoever. Therefore, neither the Company, the Trustee nor any Paying Agent has any direct responsibility or liability for the payment of principal (and premium, if any) or interest on the Debt Securities to owners of beneficial interests in a Global Note. The Depository has advised the Company and the Trustee that its present practice is, upon receipt of any payment of principal (and premium, if any) or interest, to immediately credit the accounts of the Participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in such Global Note as shown on the records of the Depository.

Limitations on Issuance of Bearer Securities

In compliance with United States federal tax laws and regulations, Bearer Securities may not be offered, sold or delivered during the restricted period (as defined under “Denominations, Registration and Transfer”) in the United States or to United States persons (each as defined below) except to the extent permitted under Section 1.163-5(c)(2)(i)(D) of the United States Treasury regulations (the “D Rules”), and any underwriters, agents and dealers participating in the offering of such Debt Securities must agree that they will not offer any Bearer Securities for sale or resale in the United States or to United States persons, except to the extent permitted under the D Rules, nor deliver Bearer Securities within the United States.

Bearer Securities and any coupons appertaining thereto will bear a legend substantially to the following effect: “Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code.” Under Sections 165(j) and 1287(a) of the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”), holders that are United States persons, with certain exceptions, will not be entitled to deduct any loss on Bearer Securities and must treat as ordinary income any gain realized on the sale or other disposition (including the receipt of principal) of Bearer Securities.

As used herein, “United States person” means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust subject to the supervision of a court within the United States and the control of a United States fiduciary as described in Section 7701(a)(30) of the Code, and “United States” means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (including the Commonwealth of Puerto Rico). The term “United States Alien” means any corporation, partnership, individual or fiduciary that is, as to the United States, a foreign corporation, a nonresident alien individual, a nonresident fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, as to the United States, a foreign corporation, a nonresident alien individual or a nonresident fiduciary of a foreign estate or trust.

Certain Covenants of the Company

Except as otherwise described in this paragraph, the Company will not and will not permit any Subsidiary to directly or indirectly create, assume, incur or suffer to be created, assumed or incurred any mortgage, lien, charge or encumbrance, or conditional sale or other title retention agreement (herein referred to as “liens”) (i) upon any shares of stock issued by any Subsidiary or (ii) upon any manufacturing plant or facility owned and operated by the Company or any Subsidiary, which is determined to be a materially important manufacturing plant or facility by the Company’s Board of Directors in its discretion, without, in each case, making effective provision whereby all the Debt Securities shall be directly secured equally and ratably with the indebtedness or other obligations secured by such lien. This covenant does not apply to: (i) liens for taxes, assessments or governmental charges or levies not yet delinquent or being contested in good faith by appropriate proceedings diligently conducted, if any reserve or provision required by accounting principles generally accepted in the United States of America shall have been made; (ii) liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance and other types of social security or to secure statutory, excise tax and similar obligations (other than for payment of borrowed money) and judgment liens unless the judgment shall not have been discharged or execution stayed pending appeal within 60 days or not discharged within 60 days after expiration of any such stay; (iii) in the case of any materially important manufacturing plant or facility and if incurred in the ordinary course of business (a) liens of landlords, mechanics and materialmen for monies not yet due or being contested in good faith by appropriate proceedings diligently conducted, if any reserve or provision required by accounting principles generally accepted in the United States of America shall have been made, (b) leases or subleases granted to others and (c) easements and other similar encumbrances not interfering with the ordinary conduct of the business of the Company; (iv) in the case of liens upon any materially important manufacturing plant or facility, liens incurred in connection with the issuance by a state or a political subdivision thereof of any securities the interest on which is exempt from federal income taxes by virtue of Section 103 of the Code, or any other laws and regulations in effect at the time of such issuance; (v) liens securing indebtedness owed by a Subsidiary to the Company or another Subsidiary; (vi) liens on property or shares of stock existing when acquired (including through merger and consolidation) or securing the payment of all or part of the purchase price, construction or improvement thereof incurred prior to, at the time of, or within 120 days after the later of the acquisition, completion of construction or commencement of full operation of such property or within 120 days after the acquisition of such shares for the purpose of financing all or a portion of such purchase thereof or construction thereon; or (vii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of liens referred to in this sentence, provided that the principal amount of indebtedness secured thereby does not exceed the principal amount of indebtedness secured by the original lien and the extension, renewal or replacement is limited to all or a part of the property secured by the original lien. Notwithstanding the foregoing, the Company and/or any Subsidiary may create or assume liens in addition to those otherwise permitted by the preceding sentence of this paragraph, provided that such additional liens secure an aggregate amount of indebtedness, which together with the aggregate “value” of sale and leaseback transactions referred to below (other than such transactions in which debt has been retired in accordance with the following paragraph), does not exceed 10% of Consolidated Net Tangible Assets. (Section 1007).

Sale and leaseback transactions by the Company or any Subsidiary of any materially important manufacturing plant or facility are prohibited unless, within 90 days of the arrangement, an amount equal to the greater of the proceeds of sale or the fair value of the property is applied to the retirement of long-term non-subordinated indebtedness for money borrowed (including the Debt Securities) of the Company, except that such sales and leasebacks are permitted to the extent that the “value” thereof plus the other secured debt referred to in the last sentence of the previous paragraph does not exceed the amount stated therein. (Section 1008).

Consolidated Net Tangible Assets means the excess over current liabilities of all assets properly appearing on a consolidated balance sheet of the Company and its Subsidiaries after deducting goodwill, trademarks, patents, other like intangibles, and the minority interests of others in Subsidiaries. At September 30, 2003, the Company’s Consolidated Net Tangible Assets were $28.1 billion.

A Subsidiary is defined to mean any corporation of which at least a majority of all outstanding stock having ordinary voting power in the election of directors of such corporation is at the time, directly or indirectly, owned by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries. (Section 101).

There are no other restrictive covenants in the Indenture. The Indenture does not require the Company to maintain any financial ratios, minimum levels of net worth or liquidity or restrict the payment of dividends, the making of other distributions on the Company’s capital stock or the redemption or purchase of its capital stock. Moreover, the Indenture does not contain any provision requiring the Company to repurchase or redeem any Debt Securities or Debt Warrants or modify the terms thereof or afford the holders thereof any other protection in the event of a change of control of the Company, any highly leveraged transaction or any other event involving the Company that may materially adversely affect the creditworthiness of the Company or the value of the Debt Securities or Debt Warrants.

Tax Redemption; Special Tax Redemption

If and to the extent specified in the applicable Prospectus Supplement, the Debt Securities of a series will be subject to redemption at any time, as a whole but not in part, at a redemption price equal to the principal amount thereof together with accrued and unpaid interest to the date fixed for redemption, upon publication of a notice as described below, if (x) the Company determines that (a) as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is announced or becomes effective on or after a date specified in the applicable Prospectus Supplement, the Company has or will become obligated to pay additional amounts with respect to any Debt Security of such series as described below under “Payment of Additional Amounts” or (b) on or after a date specified in the applicable Prospectus Supplement, any action has been taken by any taxing authority of, or any decision has been rendered in a court of competent jurisdiction in, the United States or any political subdivision or taxing authority thereof or therein, including any of those actions specified in (a) above, whether or not such action was taken or decision was rendered with respect to the Company, or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Company of independent legal counsel of recognized standing, will result in a material probability that the Company will become obligated to pay additional amounts with respect to any Debt Security of such series, and (y) in any such case specified in (a) or (b) above, the Company in its business judgment determines that such obligation cannot be avoided by the use of reasonable measures available to the Company.

If the Company shall determine that any payment made outside the United States by the Company or any Paying Agent of principal or interest due in respect of any Bearer Security (an “Affected Security”) or any coupon appertaining thereto would, under any present or future laws or regulations of the United States, be subject to any certification, information or other reporting requirement of any kind, the effect of which requirement is the disclosure to the Company, any Paying Agent or any governmental authority of the nationality, residence or identity (as distinguished from, for example, status as a United States Alien) of a beneficial owner of such Affected Security of such series or coupon who is a United States Alien (other than such a requirement which (a) would not be applicable to a payment made (i) directly to the beneficial owner or (ii) to a custodian, nominee or other agent of the beneficial owner, (b) can be satisfied by such custodian, nominee or other agent certifying to the effect that such beneficial owner is a United States Alien, provided that, in each case referred to in items (a)(ii) and (b), payment by such custodian, nominee or other agent to such beneficial owner is not otherwise subject to any such requirement (other than a requirement which is imposed on a custodian, nominee or other agent described in (d) of this sentence), (c) would not be applicable to a payment made by at least one other Paying Agent of the Company or (d) is applicable to a payment to a custodian, nominee or other agent of the beneficial owner who is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income for the three-year period ending with the close of its taxable year preceding the year of payment is effectively connected with a United States trade or business, or is otherwise related to the United States), the Company at its election shall either (x) redeem the Affected Securities of such series, as a whole, at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest to the date fixed for redemption, or (y) if the conditions of the next succeeding paragraph are satisfied, pay the additional amounts specified in such paragraph. The Company shall make such determination and election as soon as practicable and give prompt notice thereof (the “Determination Notice”) in the manner described under “Notices” below, stating the effective date of such certification, information or reporting requirements, whether the Company has elected to redeem the Affected Securities of such series, or to pay the additional amounts specified in the next succeeding paragraph, and (if applicable) the last date by which the redemption of the Affected Securities of such series must take place, as provided in the next succeeding sentence. If the Company elects to redeem the Affected Securities of such series, such redemption shall take place on such date, not later than one year after the publication of the Determination Notice, as the Company shall elect by notice to the Trustee given not less than 45 nor more than 75 days before the date fixed for redemption. Notice of such redemption of the Affected Securities of such series will be given to the holders thereof not less than 30 nor more than 60 days prior to the date fixed for redemption. Notwithstanding the foregoing, the Company shall not so redeem the Affected Securities of such series if the Company shall subsequently determine, not less than 30 days prior to the date fixed for redemption, that subsequent payments would not be subject to any such requirement, in which case the Company shall give prompt notice of such determination in the manner described under “Notices” below and any earlier redemption notice shall be revoked and of no further effect. The right of the holders of Affected Securities called for redemption to exchange such Affected Securities for Registered Securities (which Registered Securities will remain Outstanding following such redemption) will terminate on the 15th day prior to the date fixed for redemption, and no further exchanges of Affected Securities for Registered Securities shall be permitted unless the Company shall have made the subsequent determination and given the notice referred to in the preceding sentence.

If and so long as the certification, information or other reporting requirements referred to in the preceding paragraph would be fully satisfied by payment of a withholding tax, backup withholding tax or similar charge, the Company may elect to pay such additional amounts as may be necessary so that every net payment made outside the United States following the effective date of such requirements by the Company or any Paying Agent of principal (or premium, if any) or interest, if any, due in respect of any Affected Security of such series or any coupon to a holder who certifies that the beneficial owner is a United States Alien (but without any requirement that the nationality, residence or identity of such beneficial owner be disclosed to the Company, any Paying Agent or any governmental authority), after deduction or withholding for or on account of such withholding tax, backup withholding tax or similar charge (other than a withholding tax, backup withholding tax or similar charge which (a) is the result of a certification, information or other reporting requirement described in the second parenthetical clause of the first sentence of the preceding paragraph or (b) is imposed as a result of presentation of such Affected Security or coupon for payment more than 10 days after the date on which such payment becomes due and payable or on which payment thereof is duly provided for, whichever occurs later), will not be less than the amount provided for in such Affected Security or coupon to be then due and payable. In the event the Company elects to pay such additional amounts, the Company will have the right, at its sole option, at any time, to redeem the Affected Securities of such series as a whole, but not in part, at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest to the date fixed for redemption. If the Company has made the determination described in the preceding paragraph with respect to certification, information or other reporting requirements applicable only to interest and subsequently makes a determination in the manner and of the nature referred to in such preceding paragraph with respect to such requirements applicable to principal, the Company will redeem the Affected Securities of such series in the manner and on the terms described in the preceding paragraph unless the Company elects to have the provisions of this paragraph apply rather than the provisions of the immediately preceding paragraph. If in such circumstances the Affected Securities of such series are to be redeemed, the Company shall have no obligation to pay additional amounts pursuant to this paragraph with respect to principal (or premium, if any) or interest accrued and unpaid, if any, after the date of the notice of such determination indicating such redemption, but will be obligated to pay such additional amounts with respect to interest accrued and unpaid to the date of such determination. If the Company elects to pay additional amounts pursuant to this paragraph and the condition specified in the first sentence of this paragraph should no longer be satisfied, then the Company shall promptly redeem such Affected Securities in whole but not in part. (Section 1107).

In the event that the Company elects or is required to redeem the Debt Securities of such series pursuant to the provisions set forth in the preceding three paragraphs, the Company shall deliver to the Trustee a certificate, signed by an authorized officer, stating that the Company is entitled to redeem the Debt Securities of such series pursuant to their terms.

Notice of intention to redeem the Debt Securities of such series and all other notices in accordance with the provisions of the preceding paragraphs will be given in accordance with “Notices” below. In the case of a redemption, notice will be given once not more than 60 nor less than 30 days prior to the date fixed for redemption and will specify the date fixed for redemption.

Payment of Additional Amounts

If and to the extent specified in the applicable Prospectus Supplement, the Company will, subject to the exceptions and limitations set forth below, pay to the holder of any Debt Security or coupon who is a United States Alien such additional amounts as may be necessary in order that every net payment on such Debt Security or coupon, after withholding by the Company or any of its Paying Agents for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein) will not be less than the amount provided for in such Debt Security or in such coupon to be then due and payable. However, the Company will not be required to make any payment of additional amounts for or on account of:

(1)  any tax, assessment or other governmental charge that would not have been so imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor or beneficiary of, or a person holding a power over, such holder, if such holder is an estate or trust, or a member or shareholder of such holder, if such holder is a partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen, resident or treated as a resident thereof or being or having been engaged in a trade or business or present therein or having or having had a permanent establishment therein, or (ii) such holder’s present or former status as a personal holding company, foreign personal holding company, controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

(2)  any tax, assessment or other governmental charge that would not have been so imposed but for the presentation by the holder of such Debt Security or coupon for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(3)  any estate, inheritance, gift, sales, transfer, personal property tax or any similar tax, assessment or other governmental charge;

(4)  any tax, assessment or other governmental charge that is payable otherwise than by withholding from a payment on a Debt Security or coupon;

(5)  any tax, assessment or other governmental charge imposed on a holder of a Debt Security or coupon that actually or constructively owns 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the Code or that is a controlled foreign corporation related to the Company through stock ownership;

(6)  any tax, assessment or other governmental charge imposed as a result of the failure to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a Debt Security or coupon, if such compliance is required by statute, or by regulation of the United States, as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(7)  any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment on a Debt Security or coupon if such payment can be made without such withholding by at least one other Paying Agent;

(8)  any tax, assessment or other governmental charge imposed with respect to payments on any Registered Security by reason of the failure of the holder to fulfill the statement requirement of Section 871(h) or Section 881(c) of the Code; or

(9)  any combination of items (1), (2), (3), (4), (5), (6), (7) and (8).

Additional amounts also will not be paid with respect to any payment on a Debt Security or coupon to a holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income for federal income tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to payment of the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of such Debt Security or coupon. (Section 1011).

Mergers and Sales of Assets by the Company

The Company may consolidate or merge with or into any other corporation, and the Company may convey or transfer its properties and assets substantially as an entirety to another corporation, provided, among other things, that (a) the corporation formed by or resulting from any such consolidation or merger or the transferee of such assets shall be a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume by supplemental indenture payment of the principal of (and premium, if any) and interest, if any, on the Debt Securities and the performance of every covenant of the Indenture, (b) after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (c) certain other conditions are met. (Section 801).

Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of the Company substantially as an entirety in accordance with the preceding paragraph, the successor corporation formed by such consolidation or into which the Company is merged or to which such conveyance or transfer is made shall be substituted for the Company with the same effect as if such successor corporation had been named as the Company. Thereafter the Company shall be relieved of all obligations and covenants under the Indenture and the Company may thereupon or any time thereafter be dissolved, wound up, or liquidated. (Section 802).

Events of Default

The following events are defined in the Indenture as “Events of Default” with respect to a series of Debt Securities: (i) default in the payment of any installment of interest on any Debt Securities in such series and any related coupons for 30 days after becoming due; (ii) default in the payment of the principal of (or premium, if any, on) any Debt Securities in such series when due; (iii) default in the performance of any other covenant or warranty in the Indenture or in the Debt Securities for 90 days after notice from the Trustee or holders of 25% in outstanding principal amount of Debt Securities of that series; (iv) certain events of bankruptcy, insolvency or reorganization involving the Company; and (v) any other Event of Default specified in the Debt Securities in such series. (Section 501). If an Event of Default shall occur and be continuing with respect to a series of Debt Securities, either the Trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series may declare the entire principal amount, or, in the case of Discounted Securities, such lesser amount as may be provided for in such Discounted Securities, of all the Debt Securities of such series to be immediately due and payable. (Section 502). A default under any other indebtedness of the Company will not constitute a default under the Indenture and a default under one series of Debt Securities or Debt Warrants will not constitute a default under any other series of Debt Securities or Debt Warrants.

The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default with respect to a particular series of Debt Securities, give the holders of the Debt Securities of such series notice of such default known to it (the term default to mean the events specified above without grace periods and notice provisions); provided that, except in the case of a default in the payment of principal of (or premium, if any) or interest, if any, on any of the Debt Securities of such series, the Trustee shall be protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of the Debt Securities of such series; and provided further that, in the case of any default in the performance of any covenant or warranty, no such notice to holders shall be given until at least 60 days after the occurrence thereof. (Section 602).

The Company is required to furnish the Trustee annually a statement by certain officers of the Company to the effect that to the best of their knowledge the Company is in compliance with all conditions and covenants under the Indenture, without regard to any grace period or notice provision under the Indenture. (Section 1005).

The holders of a majority in principal amount of a particular series of Outstanding Debt Securities have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to such series or exercising any trust or power conferred on the Trustee, and to waive certain defaults. (Sections 512 and 513). The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 601). Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Debt Securities unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 603).

A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree.

If, for the purpose of obtaining a judgment in any court with respect to any obligation of the Company under any Debt Security or any related coupon, it becomes necessary to convert into any other currency or currency unit any amount in the currency or currency unit due under such Debt Security or coupon, the conversion will be made by the Currency Determination Agent at the Market Exchange Rate in effect on the date of entry of the judgment (the “Judgment Date”). If pursuant to any such judgment, conversion is made on a date (the “Substitute Date”) other than the Judgment Date and a change has occurred between the Market Exchange Rate in effect on the Judgment Date and the Market Exchange Rate in effect on the Substitute Date, the Indenture requires the Company to pay such additional amounts (if any) as may be necessary to ensure that the amount paid is equal to the amount in such other currency or currency unit which, when converted at the Market Exchange Rate in effect on the Judgment Date, is the amount then due under such Debt Security or coupon. The Company will not, however, be required to pay more in the currency or currency unit due under such Debt Security or coupon at the Market Exchange Rate in effect when payment is made than the amount of currency or currency unit stated to be due under such Debt Security or coupon, and the Company will be entitled to withhold (or be reimbursed for, as the case may be) any excess of the amount actually realized upon any such conversion over the amount due and payable on the date of payment. (Section 516).

Satisfaction and Discharge

Except as may otherwise be set forth in the Prospectus Supplement relating to a series of Debt Securities, the Indenture provides that the Company shall be discharged from its obligations under the Debt Securities of such series (with certain exceptions) at any time prior to the Stated Maturity or redemption thereof when (a) the Company has irrevocably deposited with the Trustee, in trust, (i) sufficient funds in the currency, currencies or currency unit or units in which the Debt Securities of such series are payable to pay the principal of (and premium, if any) and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of (and premium, if any) and interest, if any, on which are fully guaranteed by, the government which issued the currency, and are payable in the currency, in which the Debt Securities of such series are payable, and which are not subject to redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any) and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series or (iii) such amount equal to the amount referred to in clause (i) or (ii) in any combination of currency or currency units or government obligations, (b) the Company has paid all other sums payable with respect to the Debt Securities of such series and (c) certain other conditions are met. Upon such discharge, the holders of the Debt Securities of such series shall no longer be entitled to the benefits of the Indenture, except for certain rights, including registration of transfer and exchange of the Debt Securities of such series and replacement of mutilated, destroyed, lost or stolen Debt Securities, and shall look only to such deposited funds or obligations. (Sections 401 and 403).

Such discharge may be treated as a taxable exchange of the related Debt Securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, holders of such Debt Securities would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Debt Securities. Such holders thereafter might be required to include in income a different amount than would be includable in the absence of discharge. Prospective investors are urged to consult their own tax advisors as to the specific consequences of discharge.

Defeasance of Certain Obligations

If the terms of the Debt Securities of any series so provide, the Company may omit to comply with the restrictive covenants in Section 801 (“Company May Consolidate, Etc., Only on Certain Terms”), Section 1007 (“Limitations on Liens”) and Section 1008 (“Sale and Leaseback Transactions”) and any such omission with respect to such Sections shall not be an Event of Default with respect to the Debt Securities of such series, if (a) the Company deposits or causes to be deposited with the Trustee for the Debt Securities of such series in trust an amount of (i) cash in the currency or currency unit in which the Debt Securities of such series are payable (except as otherwise specified with respect to the Securities of such series), (ii) government obligations of the type referred to under “Satisfaction and Discharge” or (iii) a combination of such cash and government obligations which amount, in the case of (ii) or (iii), together with the predetermined and certain income to accrue on any such government obligations when due (without the consideration of any reinvestment thereof), is sufficient to pay and discharge when due the entire indebtedness on all such Outstanding Securities of such series and any related coupons for unpaid principal (and premium, if any) and interest, if any, to the Stated Maturity or any Redemption Date, as the case may be and (b) certain other conditions are met. The obligations of the Company under the Indenture with respect to the Debt Securities of such series, other than with respect to the covenants in Sections 801, 1007 and 1008, shall remain in full force and effect. (Section 1010).

Meetings, Modification and Waiver

Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of more than 50% in principal amount of the Outstanding Debt Securities of each series issued under the Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding Debt Security affected thereby (a) change the Stated Maturity of the principal of, or any installment of principal of or interest, if any, on any Debt Security, (b) reduce the principal amount of (or premium, if any) or interest, if any, on any Debt Security, (c) change any obligation of the Company to pay additional amounts as set forth above under “—Payment of Additional Amounts,” (d) reduce the amount of principal of a Discounted Security payable upon acceleration of the Maturity thereof, (e) change the Place of Payment, (f) change the currency or currency unit of payment of principal of (or premium, if any) or interest, if any, on any Debt Security, (g) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or (h) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 902).

The holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Section 1009). The holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of that series and any coupons appertaining thereto waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of (or premium, if any) and interest, if any, on any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each Outstanding Debt Security of that series affected. (Section 513).

The Indenture contains provisions for convening meetings of the holders of Debt Securities of  a series if Debt Securities of that series are issuable as Bearer Securities. A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given in accordance with “—Notices” below. (Section 1302). Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series. (Section 1304).

Notices

Except as may otherwise be set forth in the applicable Prospectus Supplement, notices to holders of Bearer Securities will be given by publication in a daily newspaper in the English language of general circulation in The City of New York and in London, and so long as such Bearer Securities are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange shall so require, in a daily newspaper of general circulation in Luxembourg or, if not practical, elsewhere in Western Europe. Such publication is expected to be made in The Wall Street Journal, the Financial Times and the Luxemburger Wort. Notices to holders of Registered Securities will be given by mail to the addresses of such holders as they appear in the Security Register. (Sections 101 and 106).

Title

Title to any temporary Global Security, any permanent Global Security, any Bearer Securities and any coupons appertaining thereto will pass by delivery. The Company, the Trustee and any agent of the Company or the Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308).

Governing Law

The Indenture and the Debt Securities are governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

The Company and its subsidiaries have customary banking relationships with JPMorgan Chase Bank, which is the Trustee under the Indenture. Among other services, JPMorgan Chase Bank or its affiliates provide the Company and its subsidiaries with investment banking and cash management services, foreign exchange and investment custody account services, and participates in the Company’s credit facilities and those of its subsidiaries.

DESCRIPTION OF DEBT WARRANTS

The Company may issue Debt Warrants in registered certificated form for the purchase of Debt Securities. Debt Warrants may be issued together with or separately from any Debt Securities offered by any Prospectus Supplement and, if issued together with any Debt Securities, may be attached to or separate from such Debt Securities. Debt Warrants are to be issued under Debt Warrant Agreements to be entered into between the Company and a bank or trust company, as Debt Warrant Agent, all as set forth in the Prospectus Supplement relating to the particular issue of Debt Warrants. Copies of the forms of Debt Warrant Agreements and Debt Warrant Certificates are filed as exhibits to the Registration Statement. The following summaries of certain provisions of the forms of Debt Warrant

Agreements and Debt Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debt Warrant Agreements and the Debt Warrant Certificates. Section references herein are references to particular provisions of the Debt Warrant Agreements. Capitalized terms used in this Description of Debt Warrants but not defined herein have the meanings ascribed to such terms in the Debt Warrant Agreements.

General

The Prospectus Supplement will describe the terms of the Debt Warrants offered thereby, the Debt Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificates representing such Debt Warrants, including the following: (i) the offering price; (ii) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of the Debt Warrants; (iii) if applicable, the designation and terms of the Debt Securities with which the Debt Warrants are issued and the number of Debt Warrants issued with each such Debt Security; (iv) if applicable, the date on and after which the Debt Warrants and the related Debt Securities will be separately transferable; (v) the principal amount of Debt Securities purchasable upon exercise of one Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (vi) the date on which the right to exercise the Debt Warrants shall commence and the date (the “Debt Warrant Expiration Date”) on which such right shall expire; (vii) federal income tax consequences; (viii) the identity of the Debt Warrant Agent; and (ix) any other terms of the Debt Warrants.

Debt Warrant Certificates may be exchanged for new Debt Warrant Certificates of different denominations, may be presented for registration of transfer, and may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the applicable Prospectus Supplement. (Section 4.01).

Exercise of Debt Warrants

Each Debt Warrant will entitle its holder to purchase such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the Debt Warrants. (Section 1.01). Debt Warrants may be exercised at any time up to 5:00 p.m., New York City time, on the Debt Warrant Expiration Date set forth in the Prospectus Supplement relating to such Debt Warrants. After such time on the Debt Warrant Expiration Date (or such later date to which such Debt Warrant Expiration Date may be extended by the Company), unexercised Debt Warrants will be void. (Section 2.02).

Debt Warrants may be exercised by delivery to the Debt Warrant Agent of payment as provided in the Prospectus Supplement of the amount required to purchase the Debt Securities purchasable upon such exercise together with certain information set forth on the reverse side of the Debt Warrant Certificate. Debt Warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt within five business days of the Debt Warrant Certificate evidencing such Debt Warrants. Upon receipt of such payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities purchasable upon such exercise. If fewer than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants. (Section 2.03).

Modifications

The Debt Warrant Agreement and the terms of the Debt Warrants may be amended by the Company and the Debt Warrant Agent, without the consent of the holders, for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein, or in any other manner which the Company and the Debt Warrant Agent may deem necessary or desirable and which will not adversely affect the interests of the holders. (Section 6.01).

Enforceability of Rights by Holders; Governing Law

The Debt Warrant Agent will act solely as an agent of the Company in connection with the Debt Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Debt Warrant Certificates. (Section 5.02). Holders may, without the consent of the Debt Warrant Agent or the Trustee for the applicable series of Debt Securities, enforce by appropriate legal action, on their own behalf, their right to exercise their Debt Warrants in the manner provided in their Debt Warrant Certificates and the Debt Warrant Agreement. (Section 3.03). Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of (and premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the Indenture. (Section 3.01). Except as may otherwise be provided in the Prospectus Supplement relating thereto, each issue of Debt Warrants and the applicable Debt Warrant Agreement will be governed by and construed in accordance with the laws of the State of New York. (Section 6.04).

PLAN OF DISTRIBUTION

The Company may sell the Debt Securities and the Debt Warrants (i) through underwriters or dealers, (ii) directly to one or more institutional purchasers or (iii) through agents. The Prospectus Supplement with respect to the Debt Securities or the Debt Warrants being offered thereby sets forth the terms of the offering thereof, including the name or names of any underwriters, their purchase price and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which they may be listed. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Debt Securities or the Debt Warrants offered thereby.

If underwriters are used in the sale, the Debt Securities or the Debt Warrants will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Debt Securities or the Debt Warrants will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Debt Securities or the Debt Warrants offered by the Prospectus Supplement relating to such series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Debt Securities or Debt Warrants may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offering and sale thereof in respect of which this Prospectus is delivered is named and any commissions payable by the Company to such agent are set forth in the Prospectus Supplement relating to such series. Unless otherwise indicated in such Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

If so indicated in a Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase Debt Securities or Debt Warrants, as the case may be, to which such Prospectus Supplement relates providing for payment and delivery on a future date specified in such Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate amount of the particular Debt Securities or Debt Warrants which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that (i) such purchase shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the particular Debt Securities or Debt Warrants are being sold to underwriters, the Company shall have sold to such underwriters the total amount of such Debt Securities or Debt Warrants less the amount thereof covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of the Company or such institutional investors thereunder.

Debt Securities may also be offered and sold, if so indicated in a Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the applicable Prospectus Supplement relating to such series. Remarketing firms may be deemed to be underwriters, as that term is defined in the 1933 Act, in connection with the Debt Securities remarketed thereby.

Agents, underwriters and remarketing firms may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the 1933 Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, the Company in the ordinary course of business.

Each underwriter, dealer, agent and remarketing firm participating in the distribution of any Debt Securities that are issuable as Bearer Securities will agree that it will not offer, sell or deliver, directly or indirectly, Bearer Securities in the United States or to United States persons (other than qualifying financial institutions) in connection with the original issuance of such Debt Securities.

VALIDITY OF DEBT SECURITIES AND DEBT WARRANTS

The validity of the Debt Securities and Debt Warrants will be passed upon for the Company by Hunton & Williams LLP, New York, New York and for any underwriters, agents or dealers by Simpson Thacher & Bartlett LLP, New York, New York. Simpson Thacher & Bartlett LLP will rely upon Hunton & Williams LLP as to matters of Virginia law. Sutherland Asbill & Brennan LLP, Washington, D.C. is also representing the Company with respect to United States Federal tax laws. Simpson Thacher & Bartlett LLP has in the past and may in the future act as counsel in certain matters for certain subsidiaries of the Company.

EXPERTS

The consolidated financial statements and the related financial statement schedule have been incorporated in this Prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

ALTRIA GROUP, INC.

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            % Notes due 20

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            % Notes due 20

Citigroup

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